Exhibit 4.2

THIS OPTION AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: July 29, 2024

OPTION TO PURCHASE

SHARES OF COMMON STOCK OF NANO MAGIC INC.

This Option is granted to ___________ (the “Holder”) and entitles Holder to purchase, at a price of $0.31 per share (the “Exercise Price”) subject to adjustment under Section 4 below), from Nano Magic Inc., a Delaware corporation (the “Company”), at any time and from time to time until on or before the 5th anniversary of the date stated above, up to ________ fully paid and nonassessable shares (the “Option Shares”) of Common Stock, $0.0001 par value per share (the “Stock”).

1.	Vesting; Exercise; Delivery & Acknowledgement.

1.1.	Vesting. This Option is vested as to [one-half] shares on date of grant and will vest ____ shares at the end of July and at the end of each subsequent month of 2024.
1.2.	Exercise. This option is exercisable from time to time, in whole or in part, up to and including 5:00 p.m. (Eastern Time) on December 31, 2029 (the “Expiration Time”), upon delivery to the Company of:

i the Exercise Notice attached as Appendix A duly completed and executed.
ii payment of the aggregate Exercise Price for the number of shares for which this Option is being exercised, plus payment of any applicable withholding taxes.
iii if required by the Company, a bona fide written representation and agreement in a form acceptable to the Company, signed by Holder or the other person entitled to exercise the Option, stating that the shares are being acquired for purchaser’s own account, for investment and without any present intention of distributing or reselling said shares except as may be permitted under the Securities Act any other applicable law, and the Holder or other person then entitled to exercise such Option will indemnify the company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by the purchaser is contrary to his or her representation and agreement. The Company may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations and any other applicable law.
iv If the Option is being exercised by any person or persons other than Holder, appropriate proof of the person(s) right to exercise the Option.

1.3.	Delivery. Upon exercise and payment under Section 1.2, the Company will (x) issue and deliver to the Holder, at the Company’s expense, a statement for the Option Shares that were purchased or, (y) if available, and upon request and at the expense of the Holder, electronically deliver the Option Shares purchased to the Holder’s account at The Depository Trust Company (“DTC”) or similar organization. Any other securities or property to which the Holder may be entitled upon exercise shall be delivered to the Holder.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Michigan, or is a day on which banking institutions located in the State of Michigan are authorized or required by law or other governmental action to close.

1.4.	Acknowledgement. In the case of a purchase of less than all the Option Shares, the Company will execute and deliver to the Holder, within ten days after rights represented by this Option have been exercised, an Acknowledgement in the form of Appendix B indicating the number of Option Shares which remain.

2.	Payment of Exercise Price and Applicable Taxes.

2.1.	Exercise Price. The aggregate Exercise Price for Option Shares being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check.
2.2.	Applicable Taxes. The holder shall pay to the Company any applicable withholding taxes.
2.3.	Shares to be Fully Paid. All Option Shares which may be issued upon the exercise of the rights represented by this Option will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. The Company will take all action as may be reasonably necessary to assure that the shares of Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system, if applicable, upon which the Stock may be listed.

3.	Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Option Shares purchasable are subject to adjustment as described in this Section 4. Upon each adjustment of the Exercise Price, the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from the adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to the adjustment by the number of shares purchasable pursuant hereto immediately prior to the adjustment, and dividing the product by the Exercise Price resulting from the adjustment.

3.1.	Subdivisions, Combinations and Dividends. If the Company (x) pays a dividend or makes a distribution, in shares of Stock, on any all or substantially all shares of Stock, (y) splits or subdivides its outstanding Stock into a greater number of shares, or (z) combines its outstanding Stock into a smaller number of shares, then in each case the Exercise Price in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Stock that the Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above had this Option been exercised immediately prior to the event. An adjustment made under this Section 4.1 will be effective immediately after the close of business on the dividend or distribution date in the case of a dividend or distribution and will be effective immediately after the close of business on the effective date in the case of a subdivision, split or combination, as the case may be. If as a result of an adjustment under this Section 4.1, the Holder is entitled to receive any shares of the Company other than shares of Stock, thereafter the number of other shares receivable upon exercise of this Option shall be subject to adjustment on terms as nearly equivalent as practicable to the provisions of this Section 4 with respect to the Stock.

3.2.	Reclassification. If any reclassification of the capital stock of the Company, by merger, consolidation, reorganization or otherwise, is effected so that holders of Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of the reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Stock purchasable and receivable upon the exercise of this Option immediately prior to the reclassification) the shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Stock equal to the number of shares of Stock purchasable and receivable upon the exercise of this Option immediately prior to the reclassification. If the Company is acquired in an all cash transaction, the Holder shall have the right to receive cash equal to the value of the Option Shares issuable upon a cashless exercise of this Option immediately prior to the closing of the transaction. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Option) shall continue to apply in relation to any shares of stock, or other securities or assets thereafter deliverable upon the exercise hereof.
3.3.	Pro Rata Distributions. If the Company, at any time while this Option is outstanding, distributes to all holders of Stock for no consideration (w) evidences of its indebtedness, (x) any security (other than a distribution of Stock covered by the preceding paragraphs), (y) rights or options to subscribe for or purchase any security, or (z) any other asset, including cash (in each case, “Distributed Property”), then, upon any exercise of this Option that occurs after the record date for determination of stockholders entitled to receive the distribution, the Holder shall be entitled to receive, in addition to the Option Shares, the Distributed Property that the Holder would have been entitled to receive if the Holder been the record holder of the Option Shares immediately prior to the record date.
3.4.	Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of Options Shares purchasable, the Company shall give notice to the Holder. The notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Option Shares purchasable setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.
3.5.	Other Notices. If at any time: (1) the Company declares any cash dividend upon its shares of Stock; (2) there is any capital reorganization or reclassification of the capital stock of the Company; (3) the Company is acquired in an all cash transaction; or (4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then the Company notice to the Holder (a) at least ten days prior to the date on which the books of the Company will close, or the record date for the dividend, cash payment or for determining rights to vote in respect of any the reorganization or reclassification, and (b) if a reorganization or reclassification, at least ten days prior to the date when the same shall take place.

4.	No Voting or Dividend Rights. Nothing contained in this Option shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the purchase of Option Shares and then only as to the shares purchased in accordance with its terms. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, Option Shares are purchased hereunder.

5.	Transfer. This Option and the rights granted to Holder are not transferable by the Holder and may not be transferred, in whole or in part, except that the Option may be exercised by the legal representative of the Holder after his death or disability.

6.	Lost or Mutilated Options. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Option and, in the case of any loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any mutilation upon surrender and cancellation of the Option, the Company, at its expense, will make and deliver a new Option, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Option.

7.	Modification and Waiver. Any term of this Option may be amended by a writing signed by the Company and the Holder. The observance of any term of this Option may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom the waiver is to be enforced.

8.	Successors and Assigns. Subject to applicable securities laws, this Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and of the Holder.

9.	Severability. Wherever possible, each provision of this Option shall be interpreted to be effective and valid under applicable law, but if any provision of this Option shall be prohibited by or invalid under applicable law, the provision shall be ineffective to the extent of the prohibition or invalidity, without invalidating the remainder of the provisions or the remaining provisions of this Option.

10.	Notices. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be delivered personally or via a messenger service (notice given upon receipt), or mailed with confirming e-mail (notice deemed given upon earlier of e-mail receipt or receipt of hard copy) to the party’s corporate address or other address on record with the other parties.

11.	Governing Law. This Option is to be construed in accordance with and governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Option to be duly executed as of the date first above written.

Nano Magic Inc.

By: _____________________
Leandro Vera, Chief Financial Officer

Accepted:	___________________
Holder

APPENDIX A

NOTICE OF OPTION EXERCISE TO:

Nano Magic Inc.

31601 Research Park Drive

Madison Heights MI 48071

Attn: CFO & Secretary

Via e-mail: leo@nanomagic.com

The undersigned hereby irrevocably elects to purchase shares of A common stock of Nano Magic Inc under the terms of that Option issued to ________ on July 29, 2024 (the “Option”) and tenders payment under the Option as follows:

Number of shares being purchased:   ___________, payment by wire transfer of $____________ Plus payment of the Tax Amount Due being $________ paid herewith.

If this notice represents the full exercise of the outstanding balance of the Option, either the Holder has previously surrendered the Option to the Company or will surrender the Option to the Company within ten trading days after delivery of the statement for the shares.

The address of the Holder to be shown on the records of the Company is:

The Tax ID number of the Holder is: _______________________

E-mail address for notices: _____________________________

Date of notice _________________________

Name of Holder: ____________________________

By: ___________________________

APPENDIX B

ACKNOWLEGEMENT

Of Remaining Option Shares

TO: [Holder]

Under the terms of that Option originally issued to _________ on July 29, 2024 (the “Option”) the Company hereby confirms that the remaining Option Shares following the Notice of Option Exercise dated _______________ are:

Nano Magic Inc.

By: ___________________________